  Exhibit 99.2

For Immediate Release Liberated Syndication Inc. (LSYN) August 10, 2020

Liberated Syndication To Focus on Organic Growth Opportunities in Podcasting
Following Results of Strategic Review

Strengthens Management Team through Executive Appointments and Promotions

Pittsburgh, PA - - - Liberated Syndication Inc. (OTCQB:LSYN) (“Libsyn” or the “Company”), the industry’s leading podcast hosting platform, announced today the results of its ongoing strategic and operational review, which commenced in October 2019.

Highlights of Announcement
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As a result of the accelerated growth in the podcasting market, the Company believes it can further expand its leading market position by pursuing organic growth opportunities that will enhance shareholder value.
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In addition, the Company has appointed merchant bank West Arrow as a strategic advisor to assist in evaluating growth opportunities and potential M&A.
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The Company’s cash and cash equivalents were $19.4 million as of June 30, 2020.
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The Company will actively seek to expand its leadership team as it aims to build on its position as the “podcast company for podcast creators” and has recently made the following changes to its leadership team:
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Current President, Laurie Sims, has assumed an additional role of Chief Operating Officer;
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Richard Heyse, an experienced public company executive, has been appointed Chief Financial Officer;
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Current Board Member, Bradley Tirpak, has been appointed Chairman of the Board; and
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The Company will begin a global search for a new Chief Executive Officer
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Subsequent to quarter end, the Company repurchased and retired 1,353,795 shares in a privately negotiated transaction.

Outcome of Strategic Review
The Company’s Strategic Review Committee, in collaboration with the management team and the Board of Directors, has undertaken a strategic review of the business, including an evaluation of the Company’s competitive positioning current market conditions. The Company has concluded that pursuing organic growth and offering new and improved services to podcasters have the best potential to simultaneously improve the financial results of the Company and accelerate growth in the marketplace

Libsyn is one of the most established businesses in the podcast industry with a focus on podcasters and providing the tools necessary to help podcasters improve listener engagement. Libsyn was the first company to offer storage, bandwidth, RSS creation tools, and distribution in a single platform. In 2019, Libsyn delivered over 6.2 billion unique podcast downloads. Today, the Company is one of the largest paid host platforms with over 70,000 podcasts.

The Company is well-positioned to benefit from the tremendous growth and momentum the industry is experiencing. The number of active podcasts globally grew by an estimated 25% year-over-year in 2019.1 Monthly podcast listenership more than doubled from 2014 to 2019, rising from an estimated 15% of the U.S. population to 32%.2 Notably, ad spending on podcasts grew 48% year-over-year in 2019 and is expected to grow at a CAGR of 23% through 2022, with several industry analysts estimating over a billion-dollar advertising market for podcasting by 2021, a large addressable market that has only recently emerged.3 The Company believes the acceleration of advertising spending is important for the future health and growth of the podcast market and is actively developing mechanisms to include enhanced advertising offerings within the Libsyn platform that will create value for customers.

1 Bank of America Merrill Lynch, September 2019.
2 Bank of America Merrill Lynch, September 2019.
3 eMarketer, August 2020.

Over the next several months, the Company will begin the rollout of Libsyn 5, which will offer improved services to podcasters. In addition, Libsyn will increase investment in automation tools to expand podcast advertising services and launch new marketing initiatives to entice new users to experience the Libsyn platform. Finally, the Company will continue to engage with other industry participants as attractive opportunities for potential partnerships emerge. Each initiative at the Company will be focused on generating value for customers and employees and generating high returns on invested capital for shareholders.

Strengthened Management Team
Libsyn’s Chairman, Mr. Bradley Tirpak, noted, “We are continuing to leverage a strong existing leadership team at Libsyn, along with expanding our current capabilities. To that end, we are delighted to promote Laurie to the additional role of Chief Operating Officer. She has been an exceptional leader at Libsyn, is well-respected across the podcasting industry, and will be instrumental in further building out our executive team. The Company has also strengthened its finance team through the recent appointment of Richard as Chief Financial Officer.”

About Liberated Syndication
Liberated Syndication Inc. (“Libsyn”) is a world leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2019, Libsyn delivered over 6.2 billion downloads. Libsyn hosts over 5.8 million media files from more than 70,000 podcasts. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone Apps (iOS and Android), and monetize via premium subscription services and advertising. The Company also owns Pair Networks, founded in 1996, one of the oldest and most experienced Internet hosting companies, providing a full range of fast, powerful and reliable Web hosting services.

Libsyn is a Pittsburgh-based company with a world class team.

Visit Libsyn on the web at www.libsyn.com and visit Pair Networks at www.pair.com. Investors can visit the Company at the “Investor Relations” section of Libsyn’s website at https://investor.libsyn.com.

Forward-Looking Statement
“Forward-looking Statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in some of the information or materials made available on this website. These statements relate to future events or our future financial performance.

These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the "Risk Factors" set forth in our most recent filings with the Securities and Exchange Commission.

Contact:
Laurie Sims, President and Chief Operating Officer
Liberated Syndication
investor@libsyn.com

Adam Prior, SVP
The Equity Group Inc.
(212) 836-9606
aprior@equityny.com